Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 32 to Schedule 13D, dated March 3, 2025, relating to the Common Stock, par value $0.01 per share, of STAAR Surgical Company shall be filed on behalf of the undersigned.

Dated: March 3, 2025	Broadwood Partners, L.P.
	By:	Broadwood Capital, Inc.

	By:	/s/ Neal C. Bradsher
	Name:	Neal C. Bradsher
	Title:	President

Broadwood Capital, Inc.

	By:	/s/ Neal C. Bradsher
	Name:	Neal C. Bradsher
	Title:	President

/s/ Neal C. Bradsher
Neal C. Bradsher